As filed with the Securities and Exchange Commission on November 12, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PVF CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	34-1659805 (IRS Employer Identification No.)
30000 Aurora Road
Solon, Ohio 44139
(440) 248-7171
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Robert J. King, Jr.
President and Chief Executive Officer
30000 Aurora Road
Solon, Ohio 44139
(440) 248-7171
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Joel E. Rappoport, Esq.
Stephen F. Donahoe, Esq.
Kilpatrick Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
(202) 508-5800
          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Calculation of Registration Fee

Title of Each			Proposed
Class of Securities	Amount to be	Proposed Maximum	Maximum Aggregate	Amount of
to be Registered	Registered	Offering Price Per Unit	Offering Price(1)	Registration Fee
Common Stock, $0.01 par value per share	205,297 (2)	$1.98	$406,489	$23.00
Warrants to purchase Shares of Common Stock	1,341,694 (2)	$4.00	$5,366,776	$300.00

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of PVF Capital Corp. common stock as reported on the Nasdaq Capital Market on November 6, 2009.

(2)	Pursuant to Rule 416 under the Act, this registration statement also covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 11, 2009

PROSPECTUS

PVF CAPITAL CORP.

205,297 SHARES OF COMMON STOCK
AND
WARRANTS TO PURCHASE UP TO 1,341,694
SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 205,297 shares of our common stock and warrants to purchase up to 1,341,694 shares of our common stock by the Selling Shareholder. We issued these shares and warrants pursuant to an Exchange Agreement, dated September 1, 2009 (the “Exchange Agreement”), by and between (i) PVF Capital Corp. (the “Company”), (ii) Alesco Preferred Funding IV, Ltd. (the “Selling Shareholder”), and (iii) Cohen & Company Financial Management, LLC, the Selling Shareholder’s collateral manager. In accordance with the terms of the Exchange Agreement, the Selling Shareholder exchanged $10.0 million in principal amount trust preferred securities issued by PVF Capital Trust I, a Delaware business trust and wholly owned subsidiary of the Company, for 205,297 shares of the Company’s common stock (the “Shares”) and two warrants to purchase an aggregate of up to 1,341,694 shares of Company common stock (collectively, the “Warrants”). We are registering the Shares and the Warrants pursuant to the Exchange Agreement we entered into with the Selling Shareholder and its collateral manager.

The Selling Shareholder may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of offering. These shares may be sold by any means described in the section of the prospectus entitled “Plan of Distribution” beginning on page 14.

We will not receive any proceeds from the sale of the Shares or Warrants. We will, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash.

Our common stock is traded on the Nasdaq Capital Market under the symbol “PVFC.” On November 10, 2009, the closing price of our common stock was $2.00 per share.

Investing in the Shares and the Warrants involves risks. You should carefully read the “Risk Factors” beginning on page 5 of this prospectus before investing.

The Shares and Warrants are equity securities and are not deposits, savings accounts or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                .

     You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of the delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed since these dates.
     All references in this prospectus to “PVF Capital Corp.,” “the Company,” “we,” “us,” and “our,” refer to PVF Capital Corp. and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Park View Federal Savings Bank” or “the Bank” mean Park View Federal Savings Bank, which is our principal subsidiary.

PROSPECTUS SUMMARY
          The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read the entire prospectus, including the section entitled “Risk Factors,” and the information to which we refer you and which is incorporated by reference, before making an investment decision.
PVF Capital Corp.
          PVF Capital Corp. is the holding company for Park View Federal Savings Bank. PVF Capital Corp. owns and operates Park View Federal Savings Bank, PVF Service Corporation, a real estate subsidiary, and Mid Pines Land Company, a real estate subsidiary. In addition, the PVF Capital Corp. owns PVF Holdings, Inc., a financial services subsidiary, currently inactive, and two other subsidiaries chartered for future operation, but which are also currently inactive. Park View Federal Savings Bank is a federal stock savings bank operating through seventeen offices located in Cleveland, Ohio and the surrounding communities. PVF Capital Corp. also created PVF Capital Trust I and PVF Capital Trust II for the sole purpose of issuing trust preferred securities. Park View Federal Savings Bank has operated continuously for 89 years, having been founded as an Ohio chartered savings and loan association in 1920. PVF Capital Corp.’s main office is located at 30000 Aurora Road, Solon, Ohio 44139 and its telephone number is (440) 248-7171.
          Park View Federal Savings Bank’s principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Medina and Lorain Counties in Ohio. Park View Federal Savings Bank emphasizes the origination of loans for the purchase or construction of residential real estate, commercial real estate and multi-family residential property and land loans. To a lesser extent, Park View Federal Savings Bank originates loans secured by second mortgages, including home equity lines of credit and loans secured by savings deposits.
          Park View Federal Savings Bank derives its income principally from interest earned on loans and, to a lesser extent, loan servicing and other fees, gains on the sale of loans and interest earned on investments. Park View Federal Savings Bank’s principal expenses are interest expense on deposits and borrowings and noninterest expense such as compensation and employee benefits, office occupancy expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, Federal Home Loan Bank advances and other borrowings, repayments of outstanding loans, sales of loans and operating revenues. The business of PVF Capital Corp. consists primarily of the business of Park View Federal Savings Bank.
          At September 30, 2009, we had total consolidated assets of $887.1 million, total deposits of $696.9 million and total shareholders’ equity of $54.9 million.
Recent Developments
     New Officers. Since October 2009, we have appointed a new Chief Financial Officer, Chief Lending Officer and Head of Retail Banking. Information on these individuals is included below.
     New Chief Financial Officer. In November 2009, James H. Nicholson was appointed Chief Financial Officer of PVF Capital Corp. and Park View Federal Savings Bank. From 2006 to 2009, Mr. Nicholson served Huntington Bank in several capacities, including regional chief operating officer (Akron/Canton Region) and regional president and chief operating officer (Eastern Ohio Region). Mr. Nicholson previously served as Executive Vice President and Chief Operating Officer of Unizan Financial Corp. and President and Chief Executive Officer and director of Unizan Bank, National Association from 2002 until Huntington Bancshares, Inc.’s acquisition of Unizan Financial in 2006. Previously, Mr. Nicholson’s served BancFirst Ohio Corp. and The First National Bank of Zanesville as Controller of the bank from 1990 to 1994, Chief Financial Officer until 1996, Executive Vice President and Chief Operating Officer until 1997, and President and Chief Executive Officer and a director of the bank until the merger with Unizan Financial (formerly UNB Corp.) in 2002. Mr. Nicholson became a director of BancFirst Ohio Corp. in 2000, and was also serving as its Executive Vice President and Corporate Secretary at the time of the 2002 merger.
     New Chief Lending Officer. In November 2009, Lonnie L. Shiffert was appointed as Chief Lending Officer of Park View Federal Savings Bank. Previously, Mr. Shiffert served in several senior level commercial real estate positions with institutions in the Cleveland area, including with Citizens Bank as Senior Vice President and Manager, Commercial Real Estate Department (2007 to 2009), Sky Bank as Senior Vice President and Manager, Commercial Real Estate Department (2006 to 2007), Fifth Third Bank as Senior Vice President and Manager, Commercial Real Estate Department (2004 to 2006), Provident Bank as Senior Vice President and Manager, Commercial Real Estate Department (1998 to 2004).
     New Head of Retail Banking. In October 2009, Jane S. Grebenc was appointed as Executive Vice President, Retail Banking of Park View Federal Savings Bank. Previously, Ms. Grebenc served as Executive Vice President, Wealth Segment and Senior Executive, Private Bank at KeyBank National Association from 2008 to 2009. Ms. Grebenc previously served National City Corporation from 1982 to 2007 in several capacities, including Executive Vice President, Private Client Group (2006 to 2007), Executive Vice President, Loan Operations (2003 to 2006), Executive Vice President, Branch Network (1999 to 2003) and Executive Vice President, Retail Banking Group (1995 to 1998).
Background of the Transaction
               On September 1, 2009, PVF Capital Corp. entered into an Exchange Agreement with Alesco Preferred Funding IV, Ltd. (the “Selling Shareholder”) and Cohen & Company Financial Management, LLC, the Selling Shareholder’s collateral manager. The Selling Shareholder is the former holder of $10.0 million principal amount trust preferred securities issued by PVF Capital Trust I, a special purpose entity which was formed by PVF Capital Corp. in 2004 for the sole purpose of issuing $10.0 million of variable rate trust preferred securities (the “Capital Securities”). PVF Capital Corp. issued subordinated deferrable interest debentures (the “Subordinated Debentures”) to PVF Capital Trust I in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities carry a variable interest rate that adjusts to the three month LIBOR rate plus 260 basis points. The Subordinated Debentures are the sole asset of PVF Capital Trust I.

               Under the Exchange Agreement, on September 3, 2009, the Selling Shareholder exchanged its $10.0 million of trust preferred securities for consideration to be paid by PVF Capital Corp. The consideration paid by PVF Capital Corp. consisted of (i) a cash payment of $500,000; (ii) 205,297 shares of PVF Capital Corp.’s common stock (the “Shares”); (iii) a warrant (“Warrant A”) to purchase 769,608 shares of PVF Capital Corp. common stock; and (iv) a warrant (“Warrant B” and together with Warrant A, the “Warrants”) to purchase a number of shares of PVF Capital Corp. common stock equal to 9.9% of any shares of PVF Capital Corp. common stock issued, exclusive of any warrant or warrant shares, in exchange for capital securities of PVF Capital Trust II in the event PVF Capital Corp. in the future issues shares of its common stock in exchange for PVF Capital Trust II capital securities.
               The number of shares of PVF Capital Corp. common stock issuable pursuant to each of Warrant A and Warrant B may not exceed certain limits. Specifically, the number shares issuable upon the exercise of Warrant A or Warrant B may not exceed the maximum number of shares of PVF Capital Corp.’s common stock such that the Selling Shareholder, upon its exercise of the applicable Warrant, shall own 9.9% of PVF Capital Corp.’s common stock then issued and outstanding, except that in the event the Selling Shareholder receives comfort from the Office of Thrift Supervision that allows it to rebut the presumption that its holdings of PVF Capital Corp.’s common stock constitute control of PVF Capital Corp. for the purpose of the applicable Office of Thrift Supervision regulations, this limitation shall have no effect. In addition, the number of shares of PVF Capital Corp. common stock issuable upon the exercise of Warrant B may not exceed a number of shares equal to 1,546,991 shares minus the sum of 205,297 and 769,608 shares of common stock. Accordingly, the maximum number of shares of PVF Capital Corp. common stock issuable upon the exercise of the Warrants is 1,341,694. At November 6, 2009, the maximum number of shares issuable upon the exercise of the Warrants was approximately 648,874.
               Warrant A is exercisable at any time before September 3, 2011 at a price equal to the lesser of (i) $4.00 per share, (ii) the offering price for shares of PVF Capital Corp. common stock issued solely for cash in any subsequent public offering or private placement of PVF Capital Corp.’s common stock, or (iii) the Conversion Price (as defined below) for any subsequent exchange of PVF Capital Corp. common stock for capital securities of PVF Capital Trust II.
               Warrant B is exercisable at any time before September 3, 2011 at the conversion price utilized in any subsequent exchange of PVF Capital Corp. common stock for capital securities of PVF Capital Trust II pursuant to an exchange agreement executed within one year of September 3, 2009. The conversion price is defined in the Exchange Agreement as the price, if any, utilized in any subsequent exchange of PVF Capital Corp. common stock for capital securities of PVF Capital Trust II to determine the number of shares of PVF Capital Corp. common stock to be exchanged for PVF Capital Trust II capital securities exclusive of any warrants, warrant shares or warrant prices. For example, if the subsequent exchange agreement for the capital securities of PVF Capital Trust II provided for terms identical to those provided in the Exchange Agreement, then the conversion price would be the daily average closing price of PVF Capital Corp.’s common stock for the 20 business days prior to the date of the subsequent agreement.
               Upon consummation of the transaction, the Capital Securities, common securities issued by PVF Capital Trust and the Subordinated Debentures were cancelled and are no longer outstanding.
               Pursuant to the terms of the Exchange Agreement, PVF Capital Corp. agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing date with respect to the Shares and the Warrants and within 60 days of the exercise of any Warrant with respect to the resale of PVF Capital Corp. common stock issued upon the exercise of a Warrant. However, PVF Capital Corp. and the Selling Shareholder have mutually agreed to extend the deadline for the filing of the registration statement with respect to the Shares and the Warrants to November 12, 2009.
Terms of the Transaction

Shares Offered	205,297 shares of common stock

Warrants Offered	Warrants to purchase up to 1,341,694 shares of common stock

Selling Shareholder	Alesco Preferred Funding IV, Ltd. We are not selling any Shares or Warrants in this offering.

Use of Proceeds	We will not receive any proceeds from the resale of Shares or Warrants by the Selling Shareholder. We will, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash. See “Use of Proceeds.”

Plan of Distribution	See “Plan of Distribution” for a discussion of the methods that may be used by the Selling Shareholder in its offer and sale of our Shares and Warrants.

Risk Factors	See “Risk Factors” for a discussion of certain factors you should consider before investing in our Shares or Warrants.
RISK FACTORS
     You should carefully consider the risk factors set forth under “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2009 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference in this prospectus.  Any of those risks could materially and adversely affect our business, financial condition or results of operations. While those risks are all of the material risks currently known to us, additional risks and uncertainties either not currently known to us or that we currently view to be immaterial could also materially and adversely affect our business, financial condition or results of operations.  If any risks materially and adversely affect our business, financial condition or results of operations, the trading price of our common shares could decline and you may lose all or part of your investment.

INCORPORATION BY REFERENCE
          Securities and Exchange Commission regulations permit us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth in this prospectus and by information that has been incorporated by reference from more recent documents.
          The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:
•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission on September 28, 2009 and amended on October 28, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Securities and Exchange Commission on November 9, 2009; and

•	Our Current Reports on Form 8-K, as amended, filed with the Securities and Exchange Commission on September 4, 2009 and amended on September 10, 2009, September 10, 2009, September 21, 2009, September 29, 2009, October 5, 2009, October 16, 2009, October 23, 2009 and November 3, 2009.
          In accordance with Securities and Exchange Commission rules that allow incorporation by reference, we have incorporated by reference from these reports the description of our business, our properties, any legal proceedings, our financial statements and our management’s discussion and analysis of our financial condition and results of operations. We have also incorporated by reference disclosure with respect to the security ownership of certain beneficial owners and management, our officers and directors, their compensation and any related party transactions between us and our officers and directors.
          You can obtain any of the reports that are incorporated by reference from the Securities and Exchange Commission’s website at www.sec.gov. Reports incorporated by reference also are available from us without charge, including any exhibits specifically incorporated into this prospectus by reference. You may obtain documents by requesting them in writing or by telephone as follows:
PVF Capital Corp.
Corporate Secretary
30000 Aurora Road
Solon, Ohio 44139
(440) 914-3900
          These reports are also accessible through our website located at www.parkviewfederal.com.
          You should rely only on the information provided in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          Some of our statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:
•	the unfavorable effects of future economic conditions, including inflation, recession or a continuing decrease in real estate values;

•	the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	adverse changes in the securities’ markets;

•	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•	the imposition of a formal enforcement action by bank regulatory authorities upon the Bank or the Company;

•	the effects of terrorism and efforts to combat it;

•	our ability to effectively manage market risk, credit risk and operational risk;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire; and

•	the risks described in this prospectus and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
          All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

DESCRIPTION OF COMMON STOCK
          The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Articles of Incorporation, Code of Regulations, and our Bylaws, as amended to date.
Common Stock
          We are currently authorized to issue 15,000,000 shares of common stock, $.01 par value. There were 7,979,120 shares of common stock outstanding as of as of November 6, 2009.
Dividend Rights
          Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation.
          In December 2008, the Company deferred the payment of dividends on its subordinated debentures. Under the terms of the debentures, if the Company defers the payment of interest on the debentures, the Company generally may not pay dividends or distributions, or redeem, purchase, or make a liquidation payment with respect to any of its capital stock. Accordingly, at such time, the Company discontinued the payment of cash dividends on the common stock. Pursuant to the Cease and Desist Order, the Company may not declare or pay a dividend, including the repurchase or redemption of capital stock, without the prior non-objection of the OTS.
Voting Rights
          Holders of our common stock are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Our common shareholders do not possess cumulative voting rights. This means that holders of more than 50% of our common stock (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining shares will not be able to elect any directors.
          Directors are elected by a plurality of the votes cast at the meeting, i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the meeting. Any other corporate action shall be authorized by a majority of the votes cast at the meeting unless otherwise provided by Chapter 1701 of the Ohio Revised Code, our First Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations, or our Amended and Restated Bylaws.
Liquidation Rights
          In the event of any liquidation, dissolution or winding up of our holding company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our serial preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution. We have no serial preferred stock currently outstanding.
Other Rights
          Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future. There are no redemption or conversion provisions applicable to our common stock, and common shareholders are not liable for any further capital call or assessment.

Anti-Takeover Effects
          First Amended and Restated Articles of Incorporation. Our First Amended and Restated Articles of Incorporation provide for a classified board to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions.
          Our First Amended and Restated Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding common stock of the Company entitled to vote with respect to each such transaction: (a) any merger, share exchange or consolidation of the Company with or into a related person (as defined therein); (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any substantial part (as defined therein) of the assets of the Company (including, without limitation, any voting securities of a subsidiary) or of a subsidiary to a related person; (c) any merger or consolidation of a related person with or into the Company or a subsidiary; (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any substantial part of the assets of related person to the Company or a subsidiary; (e) the issuance of any securities of the Company or a subsidiary of a related person; (f) the acquisition by the Company or a subsidiary of any securities of a related person; (g) any reclassification of the common stock of the Company, or any recapitalization involving the common stock of the Company; and (h) any agreement, contract or other arrangement providing for any of the transactions described in (a) through (g) above (the “Special Voting Requirement”). The Special Voting Requirement shall not apply to any such merger, consolidation, sale or exchange, issuance or delivery of stock or other securities, or dissolution which was approved by the affirmative vote of at least two-thirds of the continuing directors (as defend therein), provided such approval was obtained at a meeting in which a continuing director quorum (as defined therein) was present, nor shall it apply to any such transactions solely between the Company and another entity ninety percent (90%) or more of the voting stock or voting equity interests of which is owned by the Company provided that Chapter 1704 of the Ohio Revised Code does not prevent such transaction from being effected.
          Our First Amended and Restated Articles of Incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in us more difficult where the takeover attempt or other acquisition has not been approved by our board of directors. These provisions include:
•	a requirement that a shareholder wishing to nominate directors for election comply with certain procedures, including advance notice requirements; and

•	the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding common stock of the Company shall be required to:
•	remove any directory or the entire board of directors of the Company unless for cause; and

•	amend or repeal certain articles in our First Amended and Restated Articles of Incorporation, some of which include: the article regarding actions by shareholders (Article Ninth); the article regarding the classification of our board of directors (Article Tenth); the article regarding the removal of directors (Article Eleventh); the article regarding the Special Voting Requirement (Article Fourteenth); and the article regarding the repeal or amendment of the Company’s Code of Regulations (Article Fifteenth), except that such repeal, alteration, amendment or rescission of the above referenced articles may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at a meeting of stockholders if the same is first approved by a majority of the directors.
          Control Share Acquisitions. Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” The Ohio Revised Code defines a “control share acquisition” as any acquisition of an issuer’s shares which would entitle the acquirer, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any one of the following ranges of that voting power:
•	one-fifth or more but less than one-third of that voting power;

•	one-third or more but less than a majority of that voting power; or

•	a majority or more of that voting power.
          Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.” “Interested shares” are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of shareholders and shares that were transferred, together with the voting power thereof, after the record date for the meeting of shareholders.
          Nasdaq. In addition, under existing Nasdaq Stock Market regulations, approval of a majority of the holders of common stock would be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of common stock for a price less than the greater of book or market value, other than in a public offering for cash, (i) if the common stock (including securities convertible into or exercisable for common stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock; or (ii) if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the common stock.

DESCRIPTION OF THE WARRANTS
          On September 30, 2009, pursuant to the terms of the Exchange Agreement, we issued to the Selling Shareholder: (i) a warrant (“Warrant A”) to purchase 769,608 shares of Company common stock; and (ii) a warrant (“Warrant B” and together with Warrant A, the “Warrants”) to purchase a number of shares of Company common stock equal to 9.9% of any shares of Company common stock issued, exclusive of any warrant or warrant shares, in exchange for capital securities of PVF Capital Trust II in the event the Company in the future issues shares of its common stock in exchange for PVF Capital Trust II capital securities.
          The number of shares of Company common stock issuable pursuant to each of Warrant A and Warrant B may not exceed certain limits. Specifically, the number shares issuable upon the exercise of Warrant A or Warrant B may not exceed the maximum number of shares of the Company’s common stock such that the Selling Shareholder, upon its exercise of the applicable Warrant, shall own 9.9% of the Company’s common stock then issued and outstanding, except that in the event the Selling Shareholder receives comfort from the OTS that allows it to rebut the presumption that its holdings of the Company’s common stock constitute control of the Company for the purpose of the applicable OTS regulations, this limitation shall have no effect. In addition, the number of shares of Company common stock issuable upon the exercise of Warrant B may not exceed a number of shares equal to 1,546,991 shares minus the sum of 205,297 and 769,608 shares of the Company’s common stock. Accordingly, the maximum number of shares of Company common stock issuable upon the exercise of the Warrants is 1,341,694. At November 3, 2009, the maximum number of shares issuable upon the exercise of the Warrants was approximately 648,874.
          Warrant A is exercisable at any time before September 3, 2011 at a price equal to the lesser of (i) $4.00 per share, (ii) the offering price for shares of Company common stock issued solely for cash in any subsequent public offering or private placement of the Company’s common stock, or (iii) the Conversion Price (as defined below) for any subsequent exchange of Company common stock for capital securities of PVF Capital Trust II.
          Warrant B is exercisable at any time before September 3, 2011 at the Conversion Price utilized in any subsequent exchange of Company common stock for capital securities of PVF Capital Trust II pursuant to an exchange agreement executed within one year of September 3, 2009. The Conversion Price is defined in the Exchange Agreement as the price, if any, utilized in any subsequent exchange of Company common stock for capital securities of PVF Capital Trust II to determine the number of shares of Company common stock to be exchanged for PVF Capital Trust II capital securities exclusive of any warrants, warrant shares or warrant prices. For example, if the subsequent exchange agreement for the capital securities of PVF Capital Trust II provided for terms identical to those provided in the Exchange Agreement, then the Conversion Price would be the daily average closing price of the Company’s common stock for the 20 business days prior to the date of the subsequent agreement.

MARKET AND SHARE PRICE INFORMATION
          The Company’s common stock trades under the symbol “PVFC” on the Nasdaq Capital Market. The Company had 7,979,120 shares of common stock outstanding and approximately 154 holders of record of the common stock at November 6, 2009. On November 6, 2009, the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the Nasdaq Capital Market was $2.01 per share.
          OTS regulations applicable to all federal savings banks such as the Bank limit the dividends that may be paid by the Bank to the Company. Any dividends paid may not reduce the Bank’s capital below minimum regulatory requirements. Pursuant to the Cease and Desist Order, the Bank may not declare or pay a dividend without receiving prior OTS approval.
          Quarterly cash dividends of $.074 per share were declared on the Company’s outstanding common stock in fiscal 2008, and cash dividends of $.0025 per share were declared on the Company’s outstanding common stock during the first quarter of fiscal 2009. In December 2008, the Company discontinued the payment of cash dividends on the common stock. Pursuant to the Cease and Desist Order, the Company may not declare or pay a dividend, including the repurchase or redemption of capital stock, without the prior non-objection of the OTS.
          The following table sets forth, for the periods indicated, the high and low sales prices per share of the Company’s common stock as reported on the Nasdaq Capital Market.

Fiscal Year Ending June 30, 2010	High	Low

First quarter	$3.00	$1.70

Fiscal Year Ended June 30, 2009	High	Low

Fourth quarter	$2.60	$1.67
Third quarter	3.19	1.25
Second quarter	4.76	1.50
First quarter	7.40	4.00

Fiscal Year Ended June 30, 2008	High	Low

Fourth quarter	$10.51	$7.15
Third quarter	11.88	9.62
Second quarter	15.53	11.01
First quarter	15.93	12.55

SELLING SHAREHOLDER
          The table below sets forth information concerning the resale of our Shares and Warrants by the Selling Shareholder. The Selling Shareholder acquired the Shares and Warrants pursuant to the terms of the Exchange Agreement. Pursuant to the Exchange Agreement we entered into with the Selling Shareholder, we agreed to file with the SEC a registration statement, of which this prospectus is a part, to register the resale of our Shares and the Warrants by the Selling Shareholder, the Selling Shareholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.
          The following table is based on information provided to us by the Selling Shareholder and is as of the date of this prospectus. Because the Selling Shareholder may offer all or some portion of our common stock, no estimate can be given as to the amount of shares of Company common stock that will be held by the Selling Shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering, none of the Shares or Warrants covered by this prospectus will be held by the Selling Shareholder

Maximum
number of
shares of
common
	Number of	stock issuable			Number of
	shares of	upon			shares of	Percentage
	common	exercise of	Percentage of		Common	of Common
	stock owned	warrants	Common Stock		Stock owned	Stock owned
	before the	being	owned before		after the	after the
Selling Shareholder	offering	registered	the offering		offering	offering
Alesco Preferred Funding IV, Ltd.	205,297	1,341,694 (1)	9.9	%(2)	—	—

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. On the basis of an investment management agreement between Alesco Preferred Funding IV, Ltd. and Cohen & Company Financial Management, LLC, Cohen & Company Financial Management, LLC may be deemed to share beneficial ownership of the shares of Company common stock directly owned by Alesco Preferred Funding IV, Ltd. The sole member of Cohen & Company Financial Management, LLC is Dekania Investors, LLC, the sole member of which is Cohen Brothers, LLC. A majority of the voting power of the outstanding equity interests of Cohen Brothers, LLC is controlled by Cohen Bros. Financial, LLC, the sole member of which is Daniel G. Cohen. Accordingly, Dekania Investors, LLC, Cohen Brothers, LLC, Cohen Bros. Financial, LLC and Daniel G. Cohen also may be deemed to share beneficial ownership of the shares of Company common stock directly owned by Alesco Preferred Funding IV, Ltd. However, each such person expressly disclaims beneficial ownership of the shares of Company common stock beneficially owned by each other such person.
(2)	As of November 6, 2009, the maximum number of shares issuable upon the exercise of the Warrants was approximately 648,874. See “Prospectus Summary—Background of the Transaction” and “Description of the Warrants.”

PLAN OF DISTRIBUTION
          We are registering the Shares and Warrants issued to the Selling Shareholder to permit the resale of the Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Shares or Warrants by the Selling Shareholder. We will bear all fees and expenses incident to the registration of the Shares and Warrants.
          The Selling Shareholder, and its pledgees, donees, transferees, assignees and other successors in interest, may sell all or a portion of the Shares or one or both Warrants beneficially owned by it or them, as applicable, and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares or Warrants are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions, including private transactions, otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions. The Selling Shareholder may use any one or more of the following methods when selling Shares or Warrants:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The Selling Shareholder also may resell all or a portion of the Shares or one or both Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
          Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effects such transactions by selling Shares or Warrants to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Shares or Warrants for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable regulations of FINRA.
          In connection with sales of Shares or Warrants or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales in the course of hedging in positions they assume. The Selling Shareholder may also sell common stock short and if such short sale shall take place after the date that this registration statement is declared effective the Selling Shareholder may deliver Shares covered by this prospectus to close out short positions and to return borrowed Shares in connection with such short sales.
          The Selling Shareholder may also loan or pledge Shares or Warrants to broker-dealers that in turn may sell such Shares or Warrants, to the extent permitted by applicable law. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares or Warrants offered by this prospectus, which Shares or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholder has been advised that it may not use Shares or Warrants registered on this registration statement to cover short sales made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Securities and Exchange Commission.
          The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the Shares or Warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares or Warrants from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, donees, transferees, assignees or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholder also may pledge, donates, transfer or assign the Shares or Warrants in other circumstances, in which case the pledgees, donees, transferees, assignees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          The Selling Shareholder and any broker-dealer or agents participating in the distribution of the Shares or Warrants may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the Shares or Warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended.
          The Selling Shareholder does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares or Warrants. Upon our being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares or Warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Shares or the number of Warrants involved, (iii) the price at which such Shares or Warrants were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In compliance with FINRA guidelines, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

          Under the securities laws of some states, the Shares and Warrants may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares and Warrants may not be sold unless such Shares and Warrants have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          There can be no assurance that the Selling Shareholder will sell any or all of the Shares or Warrants registered pursuant to the registration statement, of which this prospectus forms a part.
          The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the Shares and Warrants by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares and Warrants to engage in market-making activities with respect to the Shares and Warrants. All of the foregoing may affect the marketability of the Shares and Warrants and the ability of any person or entity to engage in market-making activities with respect to the Shares or Warrants.
          In addition, we will make copies of this prospectus available to the Selling Shareholder, and its pledgees, donees, transferees, assignees and other successors in interest, for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act.
USE OF PROCEEDS
          We will receive no proceeds from the sale of Shares or Warrants by the Selling Shareholder. We will, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash. See “Description of the Warrants” for more information on the exercise of the Warrants. To the extent we receive proceeds from the cash exercise of the Warrants, we intend to use the proceeds for working capital and other general corporate purposes.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC website at www.sec.gov. You may also find copies of reports, statements, and other information we file electronically with the SEC through “Investor Relations” link found on our website at www.parkviewfederal.com
          We have filed a Registration Statement on Form S-1 to register the shares of common stock to be sold by the Selling Shareholder. This prospectus is a part of that Registration Statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement, which additional information can be found and reviewed as described above.
INDEMNIFICATION
          As permitted by law, our directors and officers are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as a director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS
          The validity of our common stock has been passed upon by Kilpatrick Stockton LLP, Washington D.C.
EXPERTS
          The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 2009 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$325
EDGAR fees	2,000
Legal fees and expenses	10,000
Accounting fees and expenses	3,000
Miscellaneous	2,000

Total	$17,325

(1)	Estimated based on registration of 205,297 shares of common stock at $1.98 per share and 1,341,694 warrants to purchase shares of common stock with an exercise price of $4.00 per share.
Item 14. Indemnification of Directors and Officers.
          Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advance of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
          Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles of incorporation, code of regulations or by contract except with respect to the advancement of expenses of directors.
          Under Ohio law, a director is not liable for monetary damages unless it is provided by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
          Article Sixth of our First Amended and Restated Articles of Incorporation provides:
SIXTH: By resolution adopted by the directors in the manner set forth in division (E) of Section 1701.13 of the Revised Code of Ohio or its successor, the Corporation shall indemnify or agree to indemnify:
1. Any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and
2. Any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:
a. Any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
b. Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code of Ohio.
3. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2) of this Article Sixth, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.
4. Any indemnification under subsections (1) and (2) of this Article Sixth, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) and (2) of this Article Sixth. Such determination shall be made by the directors of the Corporation in the manner set forth in division (E)(4) of Section 1701.13 of the Revised Code of Ohio.

Item 15. Recent Sales of Unregistered Securities.
          On September 1, 2009, PVF Capital Corp. entered into an Exchange Agreement (the “Alesco Exchange Agreement”) with Alesco Preferred Funding IV, Ltd. (the “Alesco CDO”) and Cohen & Company Financial Management, LLC (“Cohen”). The Alesco CDO is the holder of $10.0 million principal amount trust preferred securities issued by PVF Capital Trust I, and Cohen is the collateral manager for the Alesco CDO. In June 2004, PVF Capital Corp. formed PVF Capital Trust I as a special purpose entity for the sole purpose of issuing $10.0 million of variable-rate trust preferred securities (the “Capital Securities I”). PVF Capital Corp. issued subordinated deferrable interest debentures (the “Subordinated Debentures I”) to PVF Capital Trust I in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities carry a variable interest rate that adjusts to the three month LIBOR rate plus 260 basis points. The Subordinated Debentures I are the sole asset of PVF Capital Trust I.
          Under the Alesco Exchange Agreement, on September 3, 2009, the Alesco CDO exchanged its $10.0 million of trust preferred securities for consideration to be paid by PVF Capital Corp.. The consideration to be paid by PVF Capital Corp. will consist of (i) a cash payment of $500,000; (ii) a number of shares of Company common stock equal to $500,000 divided by the average daily closing price of PVF Capital Corp.’s common stock for the twenty (20) business days prior to September 1, 2009 (the “Initial Shares”); (iii) a warrant (“Warrant A”) to purchase 769,608 shares of PVF Capital Corp. common stock; and (iv) a warrant (“Warrant B” and together with Warrant A, the “Alesco Warrants”) to purchase a number of shares of PVF Capital Corp. common stock equal to 9.9% of any shares of PVF Capital Corp. common stock issued, exclusive of any warrant or warrant shares, in exchange for capital securities of PVF Capital Trust II in the event the Company in the future issues shares of its common stock in exchange for PVF Capital Trust II capital securities.
          The number of shares of PVF Capital Corp. common stock issuable pursuant to each of Warrant A and Warrant B may not exceed certain limits. Specifically, the number shares issuable upon the exercise of Warrant A or Warrant B may not exceed the maximum number of shares of PVF Capital Corp.’s common stock such that the Alesco CDO, upon its exercise of the applicable Alesco Warrant, shall own 9.9% of PVF Capital Corp.’s common stock then issued and outstanding, except that in the event the Alesco CDO receives comfort from the Office of Thrift Supervision that allows it to rebut the presumption that its holdings of PVF Capital Corp.’s common stock constitute control of PVF Capital Corp. for the purpose of the applicable Office of Thrift Supervision regulations, this limitation shall have no effect. In addition, the number of shares of PVF Capital Corp. common stock issuable upon the exercise of Warrant B may not exceed a number of shares equal to 1,546,991 shares minus the sum of the Initial Shares and 769,608 shares.
          Based on the closing date of September 3, 2009, Warrant A is exercisable at any time before September 3, 2011 at a price equal to the lesser of (i) $4.00 per share, (ii) the offering price for shares of PVF Capital Corp. common stock issued solely for cash in any subsequent public offering or private placement of the Company’s common stock, or (iii) the Conversion Price (as defined below) for any subsequent exchange of PVF Capital Corp. common stock for capital securities of PVF Capital Trust II.
          Based on the closing date of September 3, 2009, Warrant B is exercisable at any time before September 3, 2011 at the Conversion Price utilized in any subsequent exchange of PVF Capital Corp. common stock for capital securities of PVF Capital Trust II pursuant to an exchange agreement executed within one year of the closing date.
          The Conversion Price is defined in the Alesco Exchange Agreement as the price, if any, utilized in any subsequent exchange of PVF Capital Corp. common stock for capital securities of PVF Capital Trust II to determine the number of shares of PVF Capital Corp. common stock to be exchanged for PVF Capital Trust II capital securities exclusive of any warrants, warrant shares or warrant prices. For example, if the subsequent exchange agreement for the capital securities of PVF Capital Trust II provided for terms identical to those provided in the Alesco Exchange Agreement, then the conversion price would be the daily average closing price of PVF Capital Corp.’s common stock for the 20 business days prior to the date of the subsequent agreement.
          The issuance of PVF Capital Corp. common stock pursuant to the Alesco Exchange Agreement was made by PVF Capital Corp. pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) of such Act and Rule 506 promulgated thereunder.
          On October 9, 2009, PVF Capital Corp. entered into an Exchange Agreement (the “Investors Exchange Agreement”) with Marty E. Adams, Umberto P. Fedeli, Robert J. King, Jr., James E. Pastore, John S. Loeber, Lee Burdman, Jonathan A. Levy, Richard R. Hollington, Jr. and Richard R. Hollington, III (collectively, the “Investors”). Marty E. Adams is a director of PVF Capital Corp.’s wholly owned subsidiary, Park View Federal Savings Bank, and served as the Interim Chief Executive Officer of PVF Capital Corp. and Park View Federal Savings Bank until September 10, 2009. Robert J. King, Jr., is the President and Chief Executive Officer and a director of the PVF Capital Corp. and Park View Federal Savings Bank. Umberto P. Fedeli is a director of PVF Capital Corp. and Park View Federal Savings Bank.
          The Investors hold trust preferred securities with an aggregate liquidation amount of $10.0 million issued by PVF Capital Trust II. In July 2006, PVF Capital Corp. formed PVF Capital Trust II as a special purpose entity for the sole purpose of issuing $10.0 million of trust preferred securities (the “Capital Securities II”). PVF Capital Corp. issued subordinated deferrable interest debentures (the “Subordinated Debentures II”) to PVF Capital Trust II in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities carry a fixed rate of 7.462% until September 15, 2011 and thereafter a variable interest rate that adjusts to the three month LIBOR rate plus 175 basis points. The Subordinated Debentures II are the sole asset of the Trust II.
          The Investors Exchange Agreement provides that on the closing date, the Investors will exchange the $10.0 million of trust preferred securities for aggregate consideration consisting of (i) $400,000 in cash, (ii) shares of common stock valued at $600,000 based on the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction (the “20-Day Average Closing Price”) and (the “Investor Initial Shares”) (iii) warrants to purchase 769,608 shares of common stock plus a number of shares of common stock equal to 9.9% of the shares to be issued to the Investors as described in clause (ii) above (the “Investor Warrants”). In addition, the Investors will receive additional warrants that become exercisable in the event PVF Capital Corp. completes one or more public or private offerings of its common stock within a year. The additional warrants will give the Investors the right to acquire additional shares of common stock so that the total number of shares they could acquire under all warrants would entitle them to purchase an aggregate of 4.9% of PVF Capital Corp.’s common stock outstanding following the offering or offerings completed during that one-year period. The exercise price for the warrants is the lesser of (i) $4.00 per share, (ii) the 20-Day Average Closing Price, or (iii) if during the term of the warrants PVF Capital Corp. sells shares of common stock in a public or private offering, the price at which shares are sold in that offering. The Investor Warrants are exercisable for five years following the closing.
          The issuance of PVF Capital Corp. common stock pursuant to the Investors Exchange Agreement will be made by PVF Capital Corp. pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) of such Act and Rule 506 promulgated thereunder.
          Consummation of the Investors Exchange is subject to the approval of the Investors Exchange by the shareholders of PVF Capital Corp. pursuant to the rules and regulations of The Nasdaq Stock Market, Inc. PVF Capital Corp. intends to submit a proposal for the approval of the Investors Exchange to its shareholders at PVF Capital Corp.’s upcoming 2009 annual meeting of stockholders. The directors of PVF Capital Corp. have executed voting agreements agreeing to vote shares of PVF Capital Corp. common stock they hold in favor of the Investors Exchange. Consummation of the Investors Exchange also is subject to other customary closing conditions.

Item 16. Exhibits and Financial Statement Schedules.
The exhibits and financial statement schedules filed as a part of this registration statement are as follows:
(a)	List of Exhibits (filed herewith unless otherwise noted)

3.1[1]	Articles of Incorporation, as amended and restated

3.2[2]	Code of Regulations, as amended and restated

3.3[3]	Bylaws, as amended and restated

4.1[4]	Specimen Common Stock Certificate

4.2[5]	Form of Common Stock Warrant issued to Alesco Preferred Funding IV, Ltd.

4.3[5]	Form of Common Stock Warrant issued to Alesco Preferred Funding IV, Ltd.

5.1	Form of Opinion of Kilpatrick Stockton LLP re: Legality

10.1[5]	Exchange Agreement by and among Alesco Preferred Funding IV, Ltd., Cohen & Company Financial Management, LLC and PVF Capital Corp., dated September 1, 2009

10.2[5]	Joint Cancellation Direction and Release by and among PVF Capital Corp., PVF Capital Trust I and The Bank of New York Mellon, dated September 3, 2009

10.3[5]	Exchange Agreement between PVF Capital Corp., Marty E. Adams, Umberto P. Fedeli, Robert J. King, Jr., James B. Pastore, John S. Loeber, Lee Burdman, Jonathan A. Levy, Richard R. Hollington, Jr. and Richard R. Hollington, III, dated October 9, 2009

10.4[4]	Park View Federal Savings Bank Conversion Stock Option Plan †

10.5[4]	PVF Capital Corp. 1996 Incentive Stock Option Plan †

10.6[6]	PVF Capital Corp. 2000 Incentive Stock Option Plan and Deferred Compensation Plan †

10.7[7]	PVF Capital Corp. 2008 Equity Incentive Plan †

10.8[8]	Management Incentive Compensation Plan †

10.9[9]	Amended and Restated Severance Agreement by and between PVF Capital Corp., Park View Federal Savings Bank and Jeffrey N. Male †

10.10[9]	Amended and Restated Severance Agreement by and between PVF Capital Corp., Park View Savings Bank and Edward B. Debevec †

10.11[3]	Form of Employment Agreement between PVF Capital Corp., Park View Federal Savings Bank and Robert J. King, Jr. † *

10.12[3]	Letter Agreement between PVF Capital Corp. and John R. Male, dated July 27, 2009 †**

10.13[10]	Agreement by and between PVF Capital Corp., Park View Federal Savings Bank, Steven A. Calabrese, CCAG Limited Partnership and Steven A. Calabrese Profit Sharing Trust, dated September 30, 2008

10.14[10]	Agreement by and between PVF Capital Corp., Park View Federal Savings Bank, Richard M. Osborne and Richard M. Osborne Trust, dated September 30, 2008

10.15[11]	Agreement among PVF Capital Corp., Park View Federal Savings Bank and Marty Adams Consulting LLC, dated February 26, 2009 † ***

10.16[12]	Stipulation and Consent to the Issuance of an Order to Cease and Desist between Park View Federal Savings Bank and the Office of Thrift Supervision

10.17[12]	Order to Cease and Desist issued by the Office of Thrift Supervision for Park View Federal Savings Bank

10.18[12]	Stipulation and Consent to the Issuance of an Order to Cease and Desist between PVF Capital Corp. and the Office of Thrift Supervision

10.19[12]	Order to Cease and Desist issued by the Office of Thrift Supervision for PVF Capital Corp.

21.0[8]	Subsidiaries of the Registrant

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

†	Management contract or compensatory plan or arrangement.

*	Not currently effective. Subject to OTS approval.

**	The provision in the Letter Agreement pertaining to Mr. Male’s consulting arrangement with the Company is subject to OTS approval.

***	The agreement was terminated on September 10, 2009 in accordance with its terms.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2002 (Commission File No. 0-24948).

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 6, 2008 (Commission File No. 0-24948).

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2009 (Commission File No. 0-24948).

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1996 (Commission File No. 0-24948).

(5)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (Commission File No. 0-24948).

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2003 (Commission File No. 0-24948).

(7)	Incorporated by reference to the Registrant’s Definitive Proxy Statement filed on October 17, 2008 (Commission File No. 0-24948).

(8)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2007 (Commission File No. 0-24948).

(9)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 (Commission File No. 0-24948).

(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 6, 2008 (Commission File No. 0-24948).

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 4, 2009 (Commission File No. 0-24948).

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 23, 2009 (Commission File No. 0-24948).

(b)	Financial Statement Schedules
     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings.
          The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on November 9, 2009.

PVF Capital Corp.
By:	/s/ Robert J. King, Jr.
Robert J. King, Jr.
President, Chief Executive Officer and Director

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert J. King, Jr. Robert J. King, Jr.	President, Chief Executive Officer and Director (principal executive officer)	November 9, 2009

/s/ Edward B. Debevec Edward B. Debevec	Treasurer (principal accounting and financial officer)	November 9, 2009

/s/ Mark D. Grossi Mark D. Grossi	Chairman of the Board	November 9, 2009

/s/ John R. Male John R. Male	Director	November 9, 2009

/s/ C. Keith Swaney C. Keith Swaney	Director	November 9, 2009

/s/ Robert K. Healey Robert K. Healey	Director	November 9, 2009

/s/ Stanley T. Jaros Stanley T. Jaros	Director	November 9, 2009

/s/ Stuart D. Neidus Stuart D. Neidus	Director	November 9, 2009

Name	Title	Date
/s/ Raymond J. Negrelli Raymond J. Negrelli	Director	November 9, 2009

/s/ Ronald D. Holman, II Ronald D. Holman, II	Director	November 9, 2009

/s/ Umberto P. Fedeli Umberto P. Fedeli	Director	November 9, 2009

/s/ Steven A. Calabrese Steven A. Calabrese	Director	November 9, 2009